                                                                    Exhibit 99.2

August 26, 1999

Snyder Communications, Inc.
Two Democracy Center, Suite 1500
6903 Rockledge Drive
Bethesda, Maryland 20817


Dear Sir or Madam:

This letter confirms my consent to serve as a member of the Board of Directors of Ventiv Health, Inc.


Confirmed:


/s/  Michele D. Snyder
-----------------------------
Michele D. Snyder